UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2025

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

 Commission File Number: 1-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

 (441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of $0.18 each	SIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05    Costs Associated with Exit or Disposal Activities

On May 12, 2025, Signet Jewelers Limited (the "Company") notified employees impacted by the reorganization, which aligns the operating model with the Company's previously announced Grow Brand Love corporate strategy. As part of this strategy, the Company has reorganized its brand structure and certain functional areas primarily within its North America reportable segment, and the Company is optimizing its store fleet by exiting underperforming stores and repositioning stores from declining venues (collectively, the "Plan"). As a result of the Plan, the Company expects to incur restructuring and related costs, primarily comprised of severance and other employee-related costs, contract termination costs, and store closure costs, including asset disposals and asset impairment charges.
At the time the Plan was announced on March 19, 2025, the costs expected to be incurred under the Plan were still being evaluated. Currently, the Company estimates that approximately $30 million to $45 million of costs will be incurred, including $10 million to $15 million of estimated non-cash charges, primarily for asset disposals and impairment charges. The Company continues to expect to exclude substantially all of these costs from adjusted operating income. The Company may also incur other cash or non-cash charges not currently contemplated due to further actions that may occur as a result of, or in association with, the Plan. The Company expects the Plan will be substantially completed by the end of Fiscal 2026, except the store fleet optimization which is expected to be executed over the next two to three years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNET JEWELERS LIMITED

Date:	May 16, 2025	By:	/s/ Joan M. Hilson
		Name:	Joan M. Hilson
		Title:	Chief Operating and Financial Officer